Exhibit 99.1
DSW INC. REPORTS 2006 FIRST QUARTER
FINANCIAL RESULTS
COLUMBUS, Ohio, June 6, 2006/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $17.5 million on net sales of $316.5 million for the fiscal first quarter ended April 29, 2006, compared with net income of $7.0 million on net sales of $281.8 million for the comparable period last year.
Diluted earnings per share were $0.40 for the fiscal first quarter of 2006 compared with $0.25 for last year’s first quarter.
The first quarter 2005 results include $2.7 million of interest expense on a dividend note to the Company’s controlling shareholder, Retail Ventures, Inc. (NYSE: RVI), and $6.5 million for the accrual for losses associated with the data theft announced March 2005. After adjusting for the dividend interest, the data theft accrual and the significant increase in shares as a result of the initial public offering in June 2005, pro forma net income for the first quarter of 2005 was $12.5 million, or $0.28 per share. The exhibit at the end of this release reconciles the non-GAAP pro forma net income and diluted earnings per share to the reported net income and diluted earnings per share for first quarter 2005.
Comparable store sales for the first quarter of 2006 increased 4.2% compared with the same period last year.
2006 Outlook
Based on the first quarter performance reported today, the Company raised its current estimate for fiscal 2006 annual diluted earnings per share to a range of $1.24 to $1.27, up from its previous estimate of $1.22 to $1.25. Comparable store sales are projected to increase 3-5%. The Company also plans to open 30 DSW stores during the year.
Webcast and Conference Call
To hear the Company’s live first quarter earnings conference call, log on to www.DSWshoes.com at 5:00 p.m. ET today, Tuesday, June 6, 2006 or call 1-866-831-5605 and reference passcode 55350929. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 14863405. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWshoes.com.
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About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of June 6, 2006, DSW operates 203 stores in 33 states and supplies footwear to 239 leased locations (25 for related retailers and 214 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the Company’s latest annual or quarterly report, as filed with the SEC. These risk factors include, but are not limited to: the Company’s success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with vendors; ability to anticipate and respond to fashion trends; fluctuation of comparable store sales and quarterly financial performance; disruption of distribution operations; dependence on Retail Ventures, Inc. for key services; failure to retain key executives or attract qualified new personnel; remaining competitive with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade; and security risks related to our electronic processing and transmission of confidential customer information. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	April 29,	January 28,
	2006	2006

ASSETS
Cash and equivalents	$159,288	$124,759
Accounts receivable, net	4,156	4,088
Inventories	225,183	216,698
Prepaid expenses and other assets	12,230	13,981
Deferred income taxes	18,648	18,591

Total current assets	419,505	378,117

Property and equipment, net	95,188	95,921
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,000	6,216
Deferred income taxes and other assets	1,882	1,562

Total assets	$548,474	$507,715

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payale	$100,833	$85,520
Accrued expenses	60,249	54,069

Total current liabilities	161,082	139,589

Other noncurrent liabilities	64,215	63,410
Total shareholders’ equity	323,177	304,716

Total liabilities and shareholders’ equity	$548,474	$507,715

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 29,	April 30,
	2006	2005
Net sales	$316,487	$281,806
Cost of sales	(223,200)	(199,008)

Gross Profit	93,287	82,798
Operating expenses	(65,398)	(67,745)

Operating profit	27,889	15,053
Interest income (expense), net	1,324	(3,521)

Earnings before income taxes	29,213	11,532
Income tax provision	(11,694)	(4,552)

Net income	$17,519	$6,980

Basic and diluted earnings per share:
Basic	$0.40	$0.25
Diluted	$0.40	$0.25
Shares used in per share calculations:
Basic	43,896	27,703
Diluted	44,144	27,703

Exhibit
(in thousands, except per share amounts)

	April 30,
	2005
Pro forma data(1)
Pro forma net income	$12,483
Pro forma outstanding shares, diluted	44,127	(2)

Pro forma diluted earnings per share	$0.28

Pro forma adjustments:(3)
Accrual for losses from data theft and related tax effect	$3,900
Interest on dividend note and related tax effect	$1,603
Net income per GAAP	$6,980
Weighted average outstanding shares, diluted	27,703

	$0.25

(1)	The Company believes the use of pro forma results provide meaningful information for the three months ended April 30, 2005 due to: i) the significant increase in share count as a result of the Company’s initial public offering on June 29, 2005, ii) the interest expense in the first quarter of fiscal 2005 attributable to a $165 million dividend note which was repaid with the proceeds of the initial public offering, and iii) the $6.5 million accrual for the data theft which was recorded in the first quarter of fiscal 2005. The pro forma data is presented as if the initial public offering occurred prior to the three months ended April 30, 2005 and the dividend note interest and data theft accrual are non-recurring or unusual charges.

(2)	Based on the number of shares outstanding, plus the assumed exercise of dilutive stock options and restricted stock units, as of the quarter ended July 30, 2005, the first quarter end following the Company’s initial public offering on June 29, 2005, and eliminates the weighting effect to equal total shares at period end.

(3)	The tax-effected pro forma adjustments are calculated using an approximate annual tax rate of 40%.

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